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                                                                      EXHIBIT 2.

                   PLAN OF REORGANIZATION AND MERGER AGREEMENT


         This PLAN OF REORGANIZATION AND MERGER AGREEMENT (the "AGREEMENT"), dated as of February 15, 2000, is by and among BANK RHODE ISLAND, a stock financial institution organized and existing under the laws of the State of Rhode Island (the "BANK"), the Bank's wholly-owned subsidiary, BANCORP RHODE ISLAND, INC., a Rhode Island corporation (the "HOLDING COMPANY"), and BKRI INTERIM BANK, a stock interim financial institution to be organized under the laws of the State of Rhode Island as a wholly-owned subsidiary of Holding Company ("INTERIM BANK").

                               W I T N E S S E T H

         WHEREAS, the Boards of Directors of the Bank, the Holding Company and Interim Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the reorganization and business combination set forth herein;

         WHEREAS, the parties intend that, at the Effective Time as defined in
Section 1.2 hereof, in a reverse triangular merger, Interim Bank will be merged with and into the Bank with the Bank as the survivor (the "SURVIVING BANK") as a wholly owned subsidiary of the Holding Company (the "MERGER");

         WHEREAS, the parties intend that the Merger be structured as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE");

         NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein, the parties hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. At the Effective Time, as defined in Section 1.2 hereof, in accordance with the provisions of this Agreement and the laws of the State of Rhode Island and the United States, Interim Bank shall be merged with and into the Bank, the separate corporate existence of Interim Bank shall cease, and the Bank shall continue its corporate existence as the Surviving Bank in the Merger as a Rhode Island financial institution under the name "Bank Rhode Island" with all of the powers provided to financial institutions under the laws of the State of Rhode Island.

         1.2 EFFECTIVE TIME. The "EFFECTIVE TIME" shall be the date and time set forth in the Articles of Merger as filed with and approved by the Director of the Department of Business Regulation of the State of Rhode Island and the Rhode Island Secretary of State, and shall follow compliance with the conditions to the effectiveness of the Merger under this Agreement and the laws and regulations of the United States and the State of Rhode Island and as specified in the approval of any Applicable Governmental Authorities (as defined in Subsection 4.1(b) hereof).

         1.3 EFFECT OF MERGER. At the Effective Time: (i) all rights, privileges, franchises and property of Interim Bank, and all debts and liabilities due or to become due to Interim Bank, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the


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Surviving Bank without further act or deed, and the Surviving Bank shall have and hold the same in its own right as fully as the same was possessed and held by Interim Bank, (ii) all debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against Interim Bank shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Surviving Bank in the same manner as if the Surviving Bank had itself incurred or become liable for them, (iii) all rights of creditors of Interim Bank, and all liens upon the property of Interim Bank, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the Effective Time, and (iv) any action or proceeding pending by or against Interim Bank shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment, with the right to appeal or review as in other cases, as if the Merger had not taken place or the Surviving Bank may be substituted for Interim Bank.

         1.4 OTHER MATTERS. Also at the Effective Time: (i) the Bank's main office shall be the main office of the Surviving Bank and shall continue to be located in Providence, Rhode Island, (ii) the Directors and officers of the Bank holding office immediately prior to the Effective Time shall continue to be the Directors and officers of the Surviving Bank, (iii) the Agreement to Form and Bylaws of the Bank, as in effect immediately prior to the Effective Time, shall be and remain the Agreement to Form and Bylaws of the Surviving Bank, (iv) the Bank's insurance of deposits coverage by the Federal Deposit Insurance Corporation ("FDIC") shall be and remain the insurance of deposits coverage of the Surviving Bank.

         1.5 FURTHER ASSURANCES. The Bank, the Holding Company and Interim Bank each agree that at any time, or from time to time, as and when requested by the Surviving Bank, or by the Surviving Bank's successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name, all conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Bank, the Surviving Bank's successors or assigns may deem necessary or desirable, in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Bank, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this
Section 1 and otherwise to carry out the intent and purposes hereof.


                                   ARTICLE II
                       CAPITAL STOCK OF THE SURVIVING BANK

         2.1 STOCK OF THE HOLDING COMPANY. At the Effective Time, all common stock of the Holding Company issued and outstanding prior to the Effective Time shall be transferred to the Holding Company by the Bank and shall be deemed to have been reacquired by the Holding Company. The Holding Company shall thereafter take all actions necessary to cancel said common stock so that said common stock is held by the Holding Company as authorized but unissued shares.

         2.2 STOCK OF INTERIM BANK. At the Effective Time, the shares of capital stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged by the Holding Company for 3,000,000 shares of fully paid and nonassessable common stock of the Bank as the Surviving Bank.


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         2.3 COMMON STOCK OF THE BANK.

                  (A) VOTING COMMON STOCK. At the Effective Time, each and every share of Bank voting common stock, $1.00 par value per share ("Voting Common Stock"), issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for and converted into the right to receive one share of Holding Company voting common stock.

                  (B) NON-VOTING COMMON STOCK. At the Effective Time, each and every share of Bank non-voting common stock, $1.00 par value per share ("Non-Voting Common Stock," together with Voting Common Stock, "Common Stock"), issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for and converted into the right to receive one share of Holding Company non-voting common stock.

         2.4 EXCHANGE PROCEDURES.

                  (A) EXCHANGE AGENT. Registrar and Transfer Company shall act as exchange agent for the purpose of exchanging (i) certificates representing shares of Voting Common Stock for shares of Holding Company voting common stock as provided by Section 2.2 hereof, and (ii) certificates representing shares of Non-Voting Common Stock for shares of Holding Company non-voting common stock as provided by Section 2.2 hereof.

                  (B) LOST OR DESTROYED CERTIFICATES. If any holder of Common Stock shall be unable to surrender his or her stock certificates representing Common Stock because such certificates have been lost or destroyed, such holder of Common Stock may deliver in lieu thereof an indemnity bond in form and substance and with a surety satisfactory to the Bank.

         2.5 STOCK OPTIONS. At the Effective Time, each outstanding option, warrant, including, without limitation, that certain warrant issued to Fleet Financial Group, Inc. to purchase 136,315 shares of Common Stock at an exercise price of $10.00 per share, or other right to purchase Common Stock shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into an option, warrant or other right to purchase Holding Company common stock.


                                   ARTICLE III
                                    APPROVALS

         3.1 SHAREHOLDER APPROVALS. This Agreement shall be submitted to the holders of Voting Common Stock and to the shareholders of Interim Bank for ratification and approval in accordance with the applicable provisions of law.

         3.2 REGULATORY APPROVALS. The parties shall obtain the waivers, consents and approvals of all regulatory authorities as required for consummation of the Merger on the terms herein provided, including, without being limited to, those consents and approvals referred to in Subsection 4.1(b) hereof.


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                                   ARTICLE IV
                                   CONDITIONS

         4.1 CONDITIONS TO THE MERGER. Consummation of the Merger is conditioned upon:

                  (A) the ratification and approval of this Agreement by the shareholders of the Bank and Interim Bank as required by law;

                  (B) the obtaining of all other consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Merger, including, but not limited to, approval of the FDIC, approval of the Director of the Department of Business Regulation of the State of Rhode Island, and approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "APPLICABLE GOVERNMENTAL AUTHORITIES");

                  (C) the obtaining of all consents or approvals, governmental or otherwise, which are or, in the opinion of counsel for the Bank may be, necessary to permit or enable the Surviving Bank, upon and after the Merger, to conduct all or any part of the business and activities of the Bank up to the time of the Merger, in the manner in which such activities and business are then conducted;

                  (D) the receipt by the Bank of an opinion from Hinckley, Allen & Snyder LLP, in form and substance satisfactory to both the Bank and the Holding Company, to the effect that the Merger of Interim Bank with and into the Bank and the exchange of shares of Bank common stock for shares of Holding Company common stock, will be considered a reorganization within the meaning of
Section 368(a)(1)(A) of the Code; no gain or loss will be recognized by the Bank pursuant to consummation of the Merger; and no gain or loss will be recognized by the shareholders of the Bank upon the exchange of their shares of Bank Common Stock for shares of Holding Company common stock, as provided for herein;

                  (E) the performance by each party hereto of all of its respective obligations hereunder to be performed prior to the Effective Time.


                                    ARTICLE V
                             TERMINATION, EXPENSES,
                            AMENDMENT, AND ASSIGNMENT

         5.1 TERMINATION OF THE MERGER. If any condition in Section 4.1 hereof has not been fulfilled with respect to the Merger, or, if in the opinion of a majority of the Board of Directors of any of the parties:

                  (A) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Merger which makes consummation of the Merger inadvisable; or

                  (B) for any other reason consummation of the Merger is inadvisable;

then this Agreement may be terminated at any time before the Merger becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their


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respective directors, officers, employees, agents or shareholders, except as provided in Section 5.2 hereof.

         5.2 EXPENSES OF THE MERGER. Subject to applicable federal laws and regulations, the Bank initially shall bear all expenses of the Merger, including, without limitation, filing fees, printing costs, mailing costs, accountants' fees and legal fees (the "Expenses"); provided, however, that, immediately following the Merger or shortly thereafter, the Holding Company shall reimburse the Bank for the Expenses. The Bank covenants and agrees, immediately following the Merger or shortly thereafter, to declare a dividend on the stock of the Bank held by the Holding Company sufficient to allow the Holding Company to reimburse the Bank for the Expenses.

         5.3 AMENDMENT. Subject to applicable law, at any time prior to the consummation of the Merger, the parties, by action taken by the respective Boards of Directors, may amend this Agreement; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         5.4 ASSIGNMENT. No party hereunder shall have the right to assign its rights or obligations under this Agreement.


                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 EXECUTION. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

         6.2 GOVERNING LAW. This Agreement is made and entered into in the State of Rhode Island, and the laws of said State shall govern the validity and interpretation hereof.

         6.3 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

         6.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the Merger and supersedes all prior arrangements or understandings with respect thereto.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                BANK RHODE ISLAND


                                By:      /s/ Merrill W. Sherman
                                   -----------------------------------------
                                Name:    Merrill W. Sherman
                                Its:     President & Chief Executive Officer


                                BANCORP RHODE ISLAND, INC.


                                By:      /s/ Merrill W. Sherman
                                   -----------------------------------------
                                Name:    Merrill W. Sherman
                                Its:     President & Chief Executive Officer


                                BKRI INTERIM BANK


                                By:      /s/ Merrill W. Sherman
                                   -----------------------------------------
                                Name:    Merrill W. Sherman
                                Its:     President & Chief Executive Officer




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